Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Kelly Hamor
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	Hamor@formulapr.com

CYMER REPORTS THIRD QUARTER 2010 OPERATING RESULTS

SAN DIEGO, Calif., October 21, 2010 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the third quarter ended September 30, 2010.

For the third quarter of 2010:

•

net income totaled $20,881,000 equal to $0.70 per share (diluted), compared to net income of $10,785,000, equal to $0.36 per share (diluted) in the third quarter of 2009 and net income of $21,212,000, equal to $0.70 per share (diluted), in the second quarter of 2010.

•	revenue totaled $141,710,000 compared to revenue of $92,328,000 in the third quarter of 2009, and revenue of $131,864,000 in the second quarter of 2010.

Commenting on third quarter results, Bob Akins, Cymer’s chief executive officer, said, “We executed well during the quarter, delivering solid financial performance. Our Installed Base Products revenue continued to increase as pulse utilization remained high, the mix of ArF pulses increased, and the active installed base of light sources continued to grow. Combined sales of our deep ultraviolet (DUV) ArF immersion and KrF light sources rose as chipmakers continued their investment in technology and capacity additions in support of existing fab expansions and new fab build-outs.” In addition, “We shipped a third extreme ultraviolet (EUV) 3100 source to ASML and are proceeding this quarter with the installation of our first 3100 source at a memory manufacturer,” concluded Akins.

In the third quarter of 2010, the company shipped 35 light sources, of which 25 were ArF immersion and 10 were KrF, and installed 35 light sources at chipmaker locations. Gross profit was $68.5 million for the third quarter of 2010, yielding a 48.3 percent gross margin. Gross margin was below the company’s July guidance primarily as a result of a higher than anticipated start-up expenditure made to bring on board 146 light sources to OnPulse coverage, and the installation of advanced performance enhancements on ArF immersion sources which are uniquely available under OnPulse. Total operating expenses, which include research and development and selling and administrative expenses, were $38.3 million. Total operating income was $30.2 million or 21.3 percent of revenue. The third quarter effective tax rate was 31 percent. As of September 30, 2010, cash and investments totaled $177.6 million.

Deep ultraviolet (DUV) bookings for the third quarter of 2010 totaled $143.4 million, resulting in a book-to-bill ratio of 1.01. Sixty six percent of the light source bookings in the third quarter were ArF immersion and 34 percent were KrF. The company ended the quarter with a DUV backlog of $57.3 million, with ArF immersion light sources comprising approximately 86 percent of the value of sources in backlog.

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CYMER REPORTS THIRD QUARTER 2010 OPERATING RESULTS	Page 2 of 6

Company Outlook

Commenting on the outlook, Akins stated, “We are encouraged by our business outlook for the fourth quarter. We expect pulse utilization to be high and demand for our DUV light sources to increase. In the third and fourth quarter, we have been rewarded with future key selections from the memory sector in response to the demonstrated performance and reliability of our ArF and KrF sources, and the OnPulse advantage. We will continue our commitment to develop and commercialize our LPP EUV source technology, and our TCZ tool for next generation organic light emitting diode (OLED) panel display manufacturing.”

Based on information available at this time, Cymer is providing the following guidance for the fourth quarter of 2010:

•	Revenue to be in the range of $140 to $145 million.

•	Gross margin to be approximately 49 percent.

•	R&D expenses to be approximately $24 million.

•	SG&A expenses to be approximately $16 million.

•	The full year 2010 effective tax rate to be approximately 32 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, October 21, 2010, to discuss third quarter 2010 operating results and fourth quarter 2010 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the installation of an EUV 3100 source, the industry’s transition to EUV lithography and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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CYMER REPORTS THIRD QUARTER 2010 OPERATING RESULTS	Page 3 of 6

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the flat panel display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,500 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS THIRD QUARTER 2010 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales	$141,710	$92,110	$387,355	$210,724
Product sales - related party	—	218	—	536

Total revenues	141,710	92,328	387,355	211,260

Cost of revenues	73,245	47,827	192,583	121,096

Gross profit	68,465	44,501	194,772	90,164

Operating expenses:
Research and development	22,648	17,258	64,150	49,986
Sales and marketing	5,726	4,674	17,192	12,584
General and administrative	9,893	7,165	29,450	20,839
Restructuring	—	—	—	8,407

Total operating expenses	38,267	29,097	110,792	91,816

Operating income (loss)	30,198	15,404	83,980	(1,652)

Other income (expense):
Foreign currency exchange gain (loss)	39	(10)	(17)	(1,488)
Write-down of investment	—	(291)	—	(291)
Interest and other income	125	322	438	1,343
Interest and other expense	(100)	(68)	(416)	(921)

Total other income (expense) - net	64	(47)	5	(1,357)

Income (loss) before income tax expense (benefit)	30,262	15,357	83,985	(3,009)

Income tax expense (benefit)	9,381	5,429	26,035	(632)

Net income (loss)	$20,881	$9,928	$57,950	($2,377)

Net loss attributable to noncontrolling interest in subsidiary	—	857	148	2,200

Net income (loss) attributable to Cymer, Inc.	$20,881	$10,785	$58,098	($177)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.71	$0.36	$1.95	($0.01)

Weighted average common shares outstanding - basic	29,544	29,762	29,752	29,697

Diluted earnings (loss) per share	$0.70	$0.36	$1.94	($0.01)

Weighted average common shares outstanding - diluted	29,910	30,138	29,973	29,697

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CYMER REPORTS THIRD QUARTER 2010 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$112,036	$118,381
Restricted cash	—	1,200
Short-term investments	65,536	62,895
Accounts receivable - net	129,582	76,792
Accounts receivable - related party	—	732
Inventories	213,046	185,077
Deferred and prepaid income taxes	51,991	45,689
Prepaid expenses and other assets	16,323	12,121

Total current assets	588,514	502,887
Property and equipment - net	106,201	106,755
Long-term investments	—	5,167
Deferred income taxes	25,236	26,998
Goodwill	8,833	8,833
Intangible assets - net	7,815	8,327
Other assets	5,289	5,951

Total assets	$741,888	$664,918

LIABILITIES
Current liabilities:
Accounts payable	$33,935	$21,756
Accounts payable - related party	11	9,284
Accrued warranty	11,037	16,640
Accrued payroll and benefits	32,442	16,434
Deferred and accrued income taxes	7,721	12,363
Deferred revenue	23,326	22,339
Accrued and other current liabilities	11,751	4,807

Total current liabilities	120,223	103,623
Accrued income taxes	14,936	11,562
Deferred revenue	959	525
Other liabilities	6,842	7,570

Total liabilities	142,960	123,280

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	43	43
Additional paid-in capital	611,956	598,314
Treasury stock at cost	(492,890)	(473,580)
Accumulated other comprehensive loss	(1,029)	(8,280)
Retained earnings	480,848	422,750

Total Cymer, Inc. stockholders’ equity	598,928	539,247
Noncontrolling interest	—	2,391

Total equity	598,928	541,638

Total liabilities and equity	$741,888	$664,918

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CYMER REPORTS THIRD QUARTER 2010 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net income (loss)	$57,950	($2,377)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	14,747	16,661
Stock-based compensation	8,036	3,769
Bad debt expense	(911)	893
Excess tax benefits from stock option exercises	(1,519)	(199)
Provision for deferred income taxes	(2,927)	831
Loss on disposal or impairment of property and equipment	132	1,881
Write-down of investments	—	291
Change in assets and liabilities:
Restricted cash	1,265	(1,200)
Accounts receivable	(49,122)	(13,920)
Accounts receivable - related party	732	235
Inventories	(29,959)	16,227
Prepaid expenses and other assets	(3,366)	654
Income taxes receivable	—	(5,036)
Accounts payable	13,659	1,416
Accounts payable - related party	(9,273)	(784)
Accrued expenses and other liabilities	17,195	(13,419)
Deferred revenue	1,498	4,516
Income taxes payable and accrued income taxes	(1,071)	(586)

Net cash provided by operating activities	17,066	9,853

Investing activities:
Acquisition of property and equipment	(11,440)	(7,128)
Purchases of investments	(66,008)	(39,138)
Proceeds from sold or matured investments	68,184	32,363

Net cash used in investing activities	(9,264)	(13,903)

Financing activities:
Proceeds from issuance of common stock	4,136	3,771
Purchase of non-controlling interest	(2,186)	—
Repayment of convertible subordinated note	—	(140,722)
Cash investment in joint venture received from minority shareholder	—	800
Excess tax benefits from stock option exercises	1,519	199
Repurchase of common stock into treasury	(19,310)	—

Net cash used in financing activities	(15,841)	(135,952)

Effect of exchange rate changes on cash and cash equivalents	1,694	(799)

Net decrease in cash and cash equivalents	(6,345)	(140,801)
Cash and cash equivalents at beginning of the period	118,381	252,391

Cash and cash equivalents at end of the period	$112,036	$111,590

Supplemental disclosure of cash flow information:
Interest paid	$259	$2,702

Income taxes paid	$29,733	$10,157

Supplemental disclosure of non cash operating, investing and financing activities:
Net (decrease) increase in acquisition of property and equipment included in accounts payable	($783)	$1,253

Net (decrease) increase in in-transit proceeds from issuance of common stock	($36)	$195

Property and equipment acquired under capital lease obligations	$23	$0

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